Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Prime Time Travel, Inc.

We consent to the inclusion in this Registration Statement on Form S-1/A, Amendment No. 2, filed with the SEC (the “Registration Statement”), of our report dated June 3, 2011, relating to the balance sheet of Prime Time Travel, Inc. as of December 31, 2010, and the related statements of stockholders’ deficit and cash flows for the period from November 23, 2010 (inception) through December 31, 2010 appearing in the Prospectus, which is a part of such Registration Statement.  We also consent to the reference to our firm under the caption “Experts” in such Registration Statement.

September 12, 2011	By:	/s/ Li & Company, PC
Li & Company, PC
Skillman, New Jersey